Exhibit 21.1
SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company as of September 3, 2023, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization	Name under Which Subsidiary Does Business
Costco Wholesale Membership, Inc.	California	Costco Wholesale Membership, Inc.
Costco Wholesale Canada Ltd.	Canadian Federal	Costco Wholesale Canada, Ltd.
NW Re Limited	Arizona	NW Re Limited
Costco Insurance Agency, Inc.	Washington	Costco Insurance Agency, Inc.
Price Costco International, Inc.	Nevada	Price Costco International, Inc.
Costco Wholesale Korea, Ltd.	Korea	Costco Wholesale Korea, Ltd.
Costco Wholesale Japan, Ltd.	Japan	Costco Wholesale Japan, Ltd.
Costco de Mexico, S.A. de C.V.	Mexico	Costco de Mexico, S.A. de C.V.
Costco Wholesale UK Limited	United Kingdom	Costco Wholesale UK Limited
Costco Wholesale Taiwan, Inc.	Taiwan	Costco Wholesale Taiwan, Inc.
Costco Wholesale Australia, Pty. Ltd.	Australia	Costco Wholesale Australia, Pty. Ltd.